 Filed pursuant to Rule 424(b)(3)
 File No. 333-266995
PROSPECTUS
Up to 4,250,000 American Depositary Shares
Representing 25,500,000 Shares
This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to 4,250,000 American Depositary Shares, or ADSs, consisting of (i) warrants to purchase up to 2,500,000 ADSs (representing 15,000,000 shares), or the Ordinary Warrants, exercisable 60 days after the date of issuance at an exercise price of $1.90 per ADS, and (ii) pre-funded warrants to purchase up to 1,750,000 ADSs (representing 10,500,000 shares), or the Pre-Funded Warrants, together with the Ordinary Warrants, the Warrants.
The selling shareholder is identified in the table on page 16. No ADSs or Warrants are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the ADSs by the selling shareholder, we will receive proceeds from the exercise of any Warrants for cash.
The exercise price of the Ordinary Warrants is $1.90 per ADS. The exercise price of the Pre-Funded Warrants is $0.01 per ADS. See “Use of Proceeds.” The selling shareholder may sell all or a portion of the shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”
The ADSs, each representing six of our shares, are listed on the Nasdaq Capital Market, or Nasdaq, under the trading symbol “ADXN.” The ADSs began trading on Nasdaq on January 29, 2020. Our shares are listed on the SIX Swiss Exchange, or SIX, under the symbol “ADXN.” The closing price of our ADSs on Nasdaq on August 29, 2022 was $1.22 per ADS, and the closing price of our shares on SIX on August 29, 2022 was CHF 0.20 per share. There is no established market for the Warrants.
We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.
Investing in ADSs representing our shares involves a high degree of risk. Before buying any ADSs representing our shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 30, 2022

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.
For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties such as investment banking analysts, industry, medical and general publications, government data and similar sources. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section entitled “Special Note Regarding Forward-Looking Statements.”

ii

ABOUT THIS PROSPECTUS
We are organized under the laws of Switzerland. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Addex,” “Addex Therapeutics,” “Addex Therapeutics Ltd,” “the Company,” “we,” “us” and “our” refer to Addex Therapeutics Ltd together with its subsidiaries.
We own trademarks for Addex Therapeutics in Switzerland. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in ADSs representing our shares, you should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors”, the accompanying prospectus, the documents that are incorporated herein and therein by reference, including any financial statements in such documents and the notes to those financial statements, and any free writing prospectus that we have authorized for use in connection with the offering, before making an investment decision. This prospectus may add to, update or change information contained in or incorporated by reference.
Overview
We are a clinical-stage pharmaceutical company focused on the development and commercialization of an emerging class of novel orally available small molecule drugs known as allosteric modulators. Allosteric modulators target a specific receptor or protein and alter the effect of the body’s own signaling molecules on their target through a novel mechanism of action. These innovative small molecule drug candidates offer several potential advantages over conventional non-allosteric molecules and may offer an improved therapeutic approach to existing drug treatments. To date, our research and development efforts have been primarily focused on building a portfolio of proprietary drug candidates based on our allosteric modulator development capabilities. The allosteric modulator principle has broad applicability across a wide range of biological targets and therapeutic areas, but our primary focus is on G-protein coupled receptors, or GPCR, targets implicated in neurological diseases, where we believe there is a clear medical need for new therapeutic approaches.
Using our allosteric modulator discovery capabilities, we have developed a pipeline of proprietary clinical and preclinical stage drug candidates. We or our partners are developing these clinical and preclinical stage proprietary drug candidates for diseases for which there are no approved therapies or where improved therapies are needed. These include epilepsy, levodopa induced dyskinesia associated with Parkinson’s disease, or PD LID, substance use disorder, or, SUD, Charcot-Marie-Tooth type 1A neuropathy, or CMT1A, chronic cough, pain, stress related disorders including post-traumatic stress disorder, or PTSD, schizophrenia, other neuropsychiatric and neurodegenerative diseases. Some of these indications are classified as rare diseases, that may allow for orphan drug designation by regulatory agencies in major commercial markets, such as the United States, Europe and Japan. Orphan drug designation may entitle the recipient to benefits, in the jurisdiction granting the designation, such as market exclusivity following approval and assistance in clinical trial design, a reduction in user fees or tax credits related to development expenses.
Our lead drug candidate, ADX71149 is a novel orally active metabotropic glutamate receptor subtype 2 positive allosteric modulator, or mGlu2 PAM for the treatment of epilepsy. Our partner, Janssen Pharmaceuticals, Inc., or Janssen, a subsidiary of Johnson & Johnson is conducting a placebo-controlled Phase 2a proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. We expect to report topline results in the first quarter of 2023. Under our agreement with Janssen, Janssen is responsible for financing the development and commercialization, if any, of ADX71149.
Our second drug candidate, dipraglurant, a metabotropic glutamate receptor subtype 5 negative allosteric modulator, or mGlu5 NAM, is currently under evaluation for future development in a range of potential therapeutic indications including PD-LID, pain, SUD, neurodevelopmental disorders, or NDD and stroke rehabilitation. As part of this evaluation, we have initiated discussions with potential strategic partners with the objective of collaborating for the future development. We received orphan drug designation from the United States Food and Drug Administration, or FDA, for dipraglurant in PD-LID and completed a Phase 2 proof of concept study. On June 17, 2022, we terminated our US registration program including a pivotal Phase 2B/3 study and an open label study in PD-LID due to slow recruitment of patients.
We are also conducting a research program under our strategic partnership with Indivior PLC, or Indivior, to discover novel orally available gamma-aminobutyric acid subtype B receptor positive allosteric modulators, or GABAB PAMs. We are currently in clinical candidate selection phase and expect IND enabling studies to be initiated in 2023. Under the terms of the agreement with Indivior, we have the right to select drug candidates for development in certain exclusive indications outside SUD. We plan to develop our selected drug candidates in CMT1a, chronic cough and pain, indications that have been clinically validated with baclofen, an orthosteric agonist of GABAB, and where we believe there is a significant unmet medical need and commercial opportunity.
Allosteric modulators have broad applicability for many clinically validated GPCR targets which are implicated in multiple therapeutic indications. We intend to continue to leverage our scientific expertise in allosteric modulation and our proprietary technology platform to discover novel drug candidates for the treatment of neurological diseases.
Based on our expertise in allosteric modulation, our goal is to build a leading neuroscience company focused on conditions where current treatment options are limited and where unmet medical needs exist. Our business strategy includes the possibility of entering into collaborative arrangements with third parties to complete the development and commercialization of our proprietary drug candidates, such as our partnership with Janssen for ADX71149 and our strategic partnership with Indivior for GABAB PAM. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our development plan or capital requirements. To date, we have secured grants and other funding from: The Michael J. Fox Foundation for Parkinson’s Research, or MJFF, for the development of dipraglurant for the treatment of PD-LID; the National Institute of Drug Abuse, or NIDA, to generate important data on the role of GABAB in SUD; the Swiss Innovation Agency, or Innosuisse, to advance our understanding of the role of our drug candidates in neurodegenerative and psychiatric diseases; the Eurostars Joint Programme, or Eurostars to identify novel, metabotropic glutamate receptor subtype 7 negative allosteric modulator, or mGlu7 NAM, drug candidates for PTSD; and the Charcot-Marie-Tooth Association, or CMTA to evaluate the role of GABAB PAM compounds in preclinical models of CMT1A. As we advance our clinical and preclinical programs, we will continue to apply for subsidies, grants and government or agency sponsored studies that could offset or reduce our development costs.
The development and commercialization of drugs is highly competitive. We compete with a variety of multinational pharmaceutical companies and specialized pharmaceutical companies, including products approved for marketing and/or product candidates under development, for each of the product candidates and each of the indications for which we are developing. Furthermore, government authorities in the United States, at the federal, state and local levels, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products, such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
Research and Development Portfolio
Using our allosteric modulator platform and drug discovery and development expertise, we have established a portfolio of clinical and preclinical programs, both internally and with partners.
Externally Developed Out-licensed Product Candidate
ADX71149, mGlu2 PAM for the treatment of epilepsy.   Our partnered drug candidate, ADX71149 is a novel orally active mGlu2 PAM. Our partner, Janssen, has completed Phase 1 and two Phase 2a clinical trials in schizophrenia and anxious depression, respectively. Janssen has conducted several preclinical studies in epilepsy and is conducting a placebo-controlled Phase 2a proof of concept clinical trial of ADX71149 in epilepsy patients since June 2021. Under our agreement with Janssen, Janssen is responsible for financing the development and commercialization, if any, of ADX71149. We expect to report topline results in the first quarter of 2023.
Internally Developed Product Candidates
Dipraglurant, mGlu5 NAM under evaluation for future development.   Our lead drug candidate, dipraglurant, is a novel orally active mGlu5 NAM currently under evaluation for future development in a range of potential therapeutic indications including PD-LID, pain, substance use disorders, neurodevelopmental disorders and stroke rehabilitation. As part of this evaluation, we have initiated discussions with potential partners with the objective of collaborating with a potential strategic partner for the future development of dipraglurant. We received orphan drug designation from the United States Food and Drug Administration, or FDA, for dipraglurant in PD-LID and completed a Phase 2 proof of concept study. On June 17, 2022, we terminated our US registration program including a pivotal Phase 2B/3 study and an open label study in PD-LID due to slow recruitment of patients.
Material Internal Research Programs
GABAB PAM for the treatment of substance use disorder.   Our partner, Indivior, has licensed worldwide rights to our GABAB PAM program and is responsible for all development, manufacture and commercialization of any selected GABAB PAM drug candidates. Under the agreement, we are responsible for executing a research program funded by Indivior to discover novel drug candidates. Indivior has the right to select GABAB PAM drug candidates from our research program. We are in clinical candidate selection phase and expect IND enabling studies to be initiated in 2023. Indivior’s primary focus is substance use disorder, including alcohol use disorder. We believe that substance use disorder is an indication with a significant commercial opportunity. Existing therapies often do not provide effective control of symptoms or have side effects that discourage adherence. Subject to regulatory approval, we believe that GABAB PAM may offer an innovative and differentiated treatment approach from existing therapies.

GABAB PAM for the treatment of CMT1A, chronic cough and pain.   Our license agreement with Indivior provides for a funded research program, under which we have the right to select drug candidates for exclusive development in certain indications outside of SUD. We plan to develop our selected drug candidates in CMT1a, chronic cough and pain. These indications have been validated with baclofen, an orthosteric agonist of GABAB and present a significant unmet medical need and commercial opportunity. We are in clinical candidate selection phase and expect IND enabling studies to be initiated in 2023.
mGlu7 NAM for the treatment stress related disorders including PTSD.   We are developing mGlu7 NAM as a novel orally available treatment to reduce fear memory in PTSD, a disorder that can lead to intense fear and anxiety. Current medication is unspecific and ineffective, with a number of side effects. By selectively targeting mGlu7 with NAMs, the brain circuitries involved in fear and anxiety can be more precisely modulated, potentially resulting in a more focused response and fewer side effects than current therapeutic approaches. Subject to regulatory approval, we believe our mGlu7 NAM may offer an innovative and differentiated treatment approach from existing therapies. The program is in clinical candidate selection phase and we expect to initiate IND enabling studies in the first half of 2023. A consortium led by us has been awarded a €4.85 million grant from the Eurostars to advance the program to drug candidate stage.
mGlu2 NAM for the treatment of mild neurocognitive disorders, or mNCD.   We are developing mGlu2 NAM as a novel orally available treatment for mNCD associated with Alzheimer’s disease, Parkinson’s disease and depressive disorders. The program has entered clinical candidate selection phase and we expect to enter IND enabling studies in the second half of 2023.
Early Stage Internal Research Programs
M4 PAM for the treatment of Schizophrenia and Psychosis.   We are developing M4 PAM as a novel orally available treatment for schizophrenia and other psychosis. We are currently optimizing multiple chemical series of highly selective M4 PAMs with compounds in lead optimization.
mGlu4 PAM for the treatment of Parkinson’s disease.   We are developing mGlu4 PAM as a novel orally available treatment for Parkinson’s disease. We are currently optimizing multiple chemical series of highly selective mGlu4 PAMs with compounds in early lead optimization.
mGlu3 PAM for the treatment of neurodegenerative disorders.   We are developing mGlu3 PAM as a novel orally available treatment for neurodegenerative disorders. We are currently optimizing multiple chemical series of highly selective mGlu3 PAMs with compounds in early lead optimization.
Corporate Information
We are organized as a stockholding company under the laws of Switzerland. Our ADSs have been listed on Nasdaq under the symbol “ADXN” since January 29, 2020, and our shares have been listed on SIX since May 2007 under the symbol “ADXN”.
Our corporate headquarters is located at Chemin des Mines 9, CH-1202 Geneva, Switzerland, where the telephone number is +41 (0) 22 884 1555, and our registered office is located at c/o Addex Pharma SA,

Chemin des Aulx 12, CH-1228 Plan-les-Ouates, Geneva, Switzerland. Our website address is www.addextherapeutics.com/en/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:
•
not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and

•
to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the last day of 2025; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three year period.
Foreign Private Issuer
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to
U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.
Recent Developments
Sales Agency Agreement
On June 21, 2022, we entered into a sale agency agreement with Kepler Cheuvreux to sell treasury shares on Six Swiss Exchange from time to time, the substantive terms of which aligned with the sale agency agreement between us and Kepler Cheuvreux, dated August 24, 2020, amended on March 23, 2021 and expired on December 31, 2021. The new sale agency agreement expires on June 21, 2023.
Reduction of share nominal value
On May 9, 2022, the shareholders approved, among other things, the reduction of the nominal value from CHF 1 to CHF 0.01 of all 65,272,952 issued shares and of all shares issuable from the authorized capital and conditional capital. The approved reduction was registered by the Geneva’s commercial registry on July 19, 2022 with effect on July 22, 2022, after the expiration of a period of two months from the publication in the Swiss Gazette of Commerce of three calls to creditors. Our share capital was thus reduced by a total amount of CHF 64,602,222.48 from CHF 65,272,952 to CHF 652,729.52, and the authorized capital and conditional capital was reduced by a total amount of CHF 32,310,111.24 from CHF 32,636,476 to CHF 326,634.76 each. Our total number of issued shares (i.e. 65,272,952) as well as our total number of issuable shares out of the authorized capital and conditional capital were not affected by the reduction. The amount corresponding to the nominal reduction of our issued capital was allocated to the capital contribution reserve and there was no distribution to shareholders.
SIX Swiss Exchange acknowledged the share nominal value reduction on July 25, 2022. The new share nominal value of CHF 0.01 was reflected by the SIX Swiss Exchange on July 26, 2022.
Recent Financings
The shares offered in this prospectus relate to the resale by the selling shareholder of up to 25,500,000 shares deliverable upon the exercise of the Warrants, which were issued in private placement pursuant to a securities purchase agreement (as amended), or the July 2022 Securities Purchase Agreement, between us and the selling shareholder, dated July 22, 2022, which we conducted concurrently with a registered direct offering, or the July 2022 Registered Direct Offering. The Warrants include:
•
the Ordinary Warrants to purchase up to 2,500,000 ADSs (representing 15,000,000 shares), which are exercisable 60 days after the date of issuance at an exercise price of $1.90 per ADS; and

•
the Pre-Funded Warrants to purchase up to 1,750,000 ADSs (representing 10,500,000 shares) sold at a price of $ 1.69 per ADS, which are exercisable immediately at an exercise price of $0.01 per ADS.

The Warrants were issued pursuant to the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder. We are filing this registration statement on Form F-1, of which this prospectus is a part, to enable the selling shareholder to resell, free of restrictions on resale, the ADSs that are delivered upon any exercise of such Warrants and the shares underlying such ADSs.
Additionally, we conducted a private placement pursuant to a securities purchase agreement, or the December 2021 Securities Purchase Agreement, between us and the selling shareholder, dated December 16, 2021, concurrently with a registered direct offering of ordinary and prefunded warrants, or the December 2021 Warrants. The December 2021 Warrants include:
•
ordinary warrants to purchase up to 1,538,462 ADSs (representing 9,230,772 shares), or the December 2021 Ordinary Warrants, which are exercisable 60 days after the date of issuance at an exercise price of $6.50 per ADS; and

•
pre-funded warrants to purchase up to 913,095 ADSs (representing 5,478,570 shares), or the December 2021 Pre-Funded Warrants, which were exercisable immediately at an exercise price of $0.01 per ADS.

The December 2021 Warrants were issued pursuant to the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder. All of the December 2021 Pre-Funded Warrants were exercised by the selling shareholder in July 2022 and all of the 913,095 ADSs purchased upon exercise of such warrants were sold by the selling shareholder in July 2022.

THE OFFERING
This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to an aggregate of 4,250,000 ADSs (representing 25,500,000 shares) consisting of (i)  2,500,000 ADSs (representing 15,000,000 ordinary shares) deliverable upon exercise of the Ordinary Warrants and (ii) 1,750,000 ADSs (representing 10,500,000 shares) deliverable upon the exercise of the Pre-Funded Warrants. The selling shareholder may sell its ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ADSs by the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash.
Securities offered by the selling shareholder
(i) 2,500,000 ADSs (representing 15,000,000 ordinary shares) deliverable upon exercise of the Ordinary Warrants and (ii) 1,750,000 ADSs (representing 10,500,000 shares) deliverable upon the exercise of the Pre-Funded Warrants.
Shares outstanding as of August 8, 2022
49,227,768
Shares outstanding as of August 8, 2022 assuming exercise of Pre-Funded Warrants
59,727,768 shares, which assumes the exercise of the Pre-Funded Warrants to purchase 1,750,000 ADSs (representing 10,500,000 shares).
Shares outstanding as of August 8, 2022 assuming exercise of the Ordinary Warrants and Pre-Funded Warrants
74,727,768 shares
The ADSs
Each ADS represents six of our shares. The depositary will be the holder of the shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of the ADSs.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statements that include this prospectus.
The Ordinary
Warrants
The exercise price of the Ordinary Warrants is $1.90 per ADS. The Ordinary Warrants are exercisable 60 days from the date of issuance and will expire six years from the date of issuance.
The Pre-Funded Warrants
The exercise price of the Pre-Funded Warrants is $0.01 per ADS. The Pre-Funded Warrants are exercisable immediately and for an indefinite term.
Use of Proceeds
We will not receive any proceeds from the sale of the shares represented by ADSs by the selling shareholder. All net proceeds from the sale of the ADSs represented by shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of any exercise of Warrants for cash.
We intend to use the proceeds from the exercise of any Warrants for cash to advance our preclinical and clinical pipeline. See the section of this prospectus titled “Use of Proceeds.”

Depositary
Citibank, N.A.
Risk Factors
You should read the “Risk Factors” section starting on page 9 of this prospectus, and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in ADSs representing our shares.
Trading Symbols
Our ADSs are listed on Nasdaq under the symbol “ADXN” and our shares are listed on the SIX under the symbol “ADXN”.
The number of our shares set forth herein is based on 49,227,768 shares outstanding as of August 8, 2022 but excludes:
•
16,045,184 treasury shares indirectly held through our wholly-owned subsidiary Addex Pharma SA on such date, of which 15,949,615 treasury shares are available for the exercise of any warrants.

•
authorized (but unissued) capital of 32,636,476 shares as of August 8, 2022, that can be available for issuance upon the exercise of any warrants;

•
conditional (but unissued) capital of 32,636,476 shares, including 13,866,898 shares reserved for issuance upon exercise of any options or warrants granted in connection with an issuance of bonds, similar obligations or other financial instruments, and 18,769,578 shares reserved for issuance pursuant to our equity incentive plans, of which 12,681,175 relate to outstanding stock options and subscriptions rights linked to equity sharing certificates granted under our equity incentive plans, each as of August 8, 2022; and

•
1,700 equity sharing certificates (bons de jouissance/Genussscheine) as of August 8, 2022 issued to our 100% owned subsidiary, Addex Pharma SA, of which 199 have been granted under our equity incentive plans with subscriptions rights to 198,750 shares outstanding August 8, 2022; these subscription rights are part of the 12,681,175 shares issuable out of our conditional capital referred to above.

As of August 8, 2022, we had a total of 40,597,670 shares issuable, including those issuable as a result of the exercise of (i) the December 2021 Ordinary Warrants to purchase 1,538,462 ADSs representing 9,230,772 shares with an exercise price of $6.50 per ADS, (ii) the Ordinary Warrants to purchase 15,000,000 shares representing 2,500,000 ADSs with an exercise price of $1.90 per ADS and (iii) the Pre-Funded Warrants to purchase 10,500,000 shares representing 1,750,000 ADSs with an exercise price of $0.01 per ADS. All the 40,597,670 issuable shares referred to above may be covered by our 15,949,615 available treasury shares and by issuances out of our authorized capital of 32,636,476 shares and out of our conditional capital of 13,866,898 shares reserved for the issuance of warrants.

RISK FACTORS
Investing in ADSs representing our shares involves a high degree of risk. Before deciding whether to invest in, you should carefully consider the risks and uncertainties described under the section captioned “Item 3. Key Information. Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2021, as filed with the SEC on March 10, 2022, which is incorporated by reference in this prospectus, in their entirety, together with other information in this prospectus (including the section titled “Risk Factors” starting on page 7 thereof), the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with the offering. If any of these risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our ADSs would likely decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to our Business
The discontinuation of our dipraglurant program for PD-LID may have a material adverse effect on our financial position and business.
In June 2022, we announced that we terminated the Phase 2b/3 study evaluating dipraglurant as a potential treatment for dyskinesia associated with Parkinson’s disease (PD-LID) due to the slow recruitment of patients. The discontinuation was attributed to the consequences of COVID-19 related patient concerns about participation in clinical studies as well as staffing shortages and turnover within study sites. We are no longer pursuing our own clinical development and rely solely on the strategic development collaborations with our partner firms. The discontinuation of the dipraglurant program for PD-LID could have a material adverse effect on our financial position and business, as a whole.
Our recurring losses, negative cash flows and significant accumulated deficit have raised substantial doubt regarding our ability to continue as a going concern.
We have incurred recurring losses since inception, including net losses of CHF13.0 million for the six-month period ended June 30, 2022. As of June 30, 2022, we had accumulated losses of CHF342.1 million. We expect to continue to generate operating losses for the foreseeable future. As of December 31, 2021, we had cash and cash equivalents of $8.8 million, and combined with the equity offering of July 22, 2022, we have cash and cash equivalents at July 30, 2022 of CHF12.0 million. We have prepared our Interim condensed consolidated financial statements assuming that we will continue as a going concern which contemplates the continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. To date, we have funded our operations through equity offerings and through payments from licensors. We believe that our current cash and cash equivalents are only sufficient to fund our operating expenses through the second quarter of 2023 and this raises substantial doubt about our ability to continue as a going concern. These factors individually and collectively indicate that a material uncertainty exists that may cast significant doubt about our ability to continue as a going concern for one year from the date of the issuance of the interim condensed consolidated financial statements. Our future viability is dependent on our ability to raise additional capital to finance our future operations. We have an ATM program and can potentially raise funds through equity offerings. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding common shares. We may receive future milestone payments from licensors but that is dependent on achieving certain regulatory or commercial milestones that may never happen. We may seek additional funding through public or private financings, debt financing or collaboration agreements. The inability to obtain funding, as and when needed, would have a negative impact on our financial condition and ability to pursue our business strategies. If we are unable to obtain the required funding to run our operations and to develop and commercialize our product candidates, we could be forced to delay, reduce or eliminate some or all of our research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations. Management continues to explore options to obtain additional funding, including through collaborations with third parties related to the future potential development and/or commercialization of our product candidates. However, there is no assurance that we will be successful in raising funds, closing a collaboration agreement, obtaining sufficient funding on terms acceptable to us, or if at all, which could have a material adverse effect on the our business, results of operations and financial conditions.
Risks Related to our ADSs and Shares
A substantial number of shares and ADSs may be sold in the market following the effective date of the registration statement of which this prospectus form a part, which may depress the market price for our shares and ADSs.
Sales of a substantial number of shares and ADSs in the public market following the effective date of the registration statement of which this prospectus forms a part could cause the market price of our shares and ADSs to decline. A substantial majority of our outstanding shares and ADSs are, and the shares and ADSs offered hereby will be, freely tradable without restriction or further registration under the Securities Act.
An investment in our securities is speculative, and there can be no assurance of any return on any such investment.
An investment in our securities is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.
We have broad discretion over the use of the net proceeds from the exercise of any Warrants for cash and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of the shares or ADSs.
Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from any exercise of Warrants for cash. We may spend or invest these proceeds in ways with which our shareholders and holders of ADSs disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of Warrants for cash, together with our existing cash resources as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward- looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward- looking statements include statements about:
•
the development of our product candidates, including statements regarding the timing of initiation, completion and the outcome of pre-clinical studies or clinical trials and related preparatory work, the period during which the results of the studies or trials will become available and our research and development programs with respect to our product candidates;

•
the impact of COVID-19 on our business and operations;

•
the impact of the war between Russia and Ukraine and ancillary developments on our business and operations;

•
our ability to obtain and maintain regulatory approval of our product candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•
our plans to collaborate, or statements regarding the ongoing collaborations, with partner companies;

•
our plans to research, develop, manufacture and commercialize our product candidates;

•
the timing of our regulatory filings for our product candidates;

•
the size and growth potential of the markets for our product candidates;

•
our ability to raise additional capital;

•
our commercialization, marketing and manufacturing capabilities and strategy;

•
our expectations regarding our ability to obtain and maintain intellectual property;

•
our ability to attract and retain qualified employees and key personnel;

•
our ability to contract with third party suppliers and manufacturers and their ability to perform adequately;

•
how long we will qualify as an emerging growth company or a foreign private issuer;

•
our estimates regarding future revenue, expenses and needs for additional financing;

•
our belief that our existing cash, cash equivalents and marketable securities as of July 31, 2022 will be sufficient to fund our operating expenses and capital expenditure requirements through at least the end of the first half of 2023;

•
regulatory developments in the United States, European Union and other jurisdictions; and

•
our intended use of the net proceeds of this offering from the exercise of the Warrants.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward- looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We will not receive any proceeds from the sale by the selling shareholder of the ADSs registered hereby or the shares underlying such ADSs. All net proceeds from the sale of the shares represented by ADSs will go to the selling shareholder.
We may receive proceeds from the exercise of the Warrants to the extent the warrants are exercised. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such Warrants will be exercised.
We intend to use the net proceeds from any exercise of the Warrants for cash, together with our cash on hand, to advance our preclinical and clinical pipeline.
Based on our current operating plan, we believe that the net proceeds from the exercise of any Warrants for cash, together with our existing cash as of July 2022, will enable us to fund our planned operating expenses and capital expenditures through the end of the first half of 2023. Our ability to pursue and finance our operations and our intended development plans beyond such time will depend on our ability to generate additional funding through partnerships or grants and amounts that we may raise through the further financings such as additional equity offerings.
Our expected use of the proceeds from the exercise of any Warrants for cash represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the exercise of any Warrants for cash or the amounts that we will actually spend on the uses set forth above.
Our management will have broad discretion over the use of the net proceeds from any exercise of the Warrants for cash. The amounts and timing of our expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing, cost and success of preclinical studies and ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through our existing collaborations and future collaborations, if any, and any unforeseen cash needs.
Pending any use described above, we may invest any proceeds from the exercise of any Warrants for cash in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed government obligations.

CAPITALIZATION
The following table sets forth our cash and capitalization as of June 30, 2022 on:
•
an actual basis; and

•
on adjusted basis to give effect to the net proceeds of $ 4.3 million (CHF 4.1 million) from the sale of ADSs and Pre-Funded Warrants to Armistice Capital Master Fund Ltd. under the Securities Purchase Agreement signed with Armistice Capital Master Fund Ltd. on July 22, 2022 and the sale of treasury shares under our Sale Agency Agreement with Kepler Cheuvreux on July 21 and July 22, 2022. In addition, we reflected the exercise of the 5,478,570 pre-funded warrants in a form of 913,095 ADSs in July 2022 and the reduction of the nominal value of our 65,272,952 shares listed on SIX from CHF 1.0 to CHF 0.01 with effect on July 22, 2022, accepted by SIX on July 26, 2022. Hence, our share capital has been reduced by a total amount of CHF 64.6 million allocated to the Other Equity paid-in capital.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our financial statements and the notes thereto incorporated by reference into this prospectus.
CHF in thousands	As of June 30, 2022 Actual	Adjusted as of June 30, 2022 Actual
	(unaudited)	(unaudited)
Cash and cash equivalents	8,813	12,946
Shareholders’ equity
Share capital	65,273	653
Share premium	283,716	278,475
Other Equity paid-in capital	—	64,620
Treasury shares reserve	(27,670)	(16,336)
Other reserves	27,646	25,687
Accumulated deficit	(342,103)	(342,103)
Total shareholders’ equity, net	6,862	10,996
Total capitalization	6,862	10,996

DIVIDEND POLICY
We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our shares will benefit in the foreseeable future only if our shares appreciate in value.
Under Swiss law, any dividend must be proposed by our board of directors and approved by a shareholders’ meeting. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association. A Swiss corporation may pay dividends only if it has sufficient distributable profits (“Jahresgewinn”) or brought forward from the previous business years (“Gewinnvortrag”) or if it has distributable reserves (“frei verfügbare Reserven”), each as evidenced by its audited standalone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted. Distributable reserves are generally booked either as “free reserves” (“freie Reserven”) or as “reserve from capital contributions” (“Reserven aus Kapitaleinlagen”). Distributions out of issued share capital, which is the aggregate nominal value of a corporation’s issued shares, may be made only by way of a share capital reduction. See “Description of Share Capital” below.

SELLING SHAREHOLDER
The selling shareholder will acquire the shares represented by ADSs being registered for resale pursuant to this prospectus upon exercise of the Warrants it has acquired pursuant to the Securities Purchase Agreement. We have agreed to file the registration statement of which this prospectus forms a part to cover the resale of the ADSs issuable upon exercise of the Warrants that were sold pursuant to the Securities Purchase Agreement. We are registering the shares represented by ADSs in order to permit the selling shareholder to offer the ADSs represented by shares for resale from time to time.
Other than the relationship as selling shareholder under the Securities Purchase Agreement as described herein, to our knowledge the selling shareholder is not otherwise affiliated with us. Within the past three years, other than the relationship described herein, the selling shareholder has not held a position as an officer a director of ours, nor has the selling shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholder, unless otherwise noted. The selling shareholder may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus. The selling shareholder does not have any family relationships with our officers, other directors or controlling shareholders.
The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite their name.
The table below lists the selling shareholder and other information regarding the beneficial ownership of the shares held by the selling shareholder. Under the terms of the Ordinary Warrants and the Pre-Funded Warrants, the selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares which would exceed 4.99% or 9.99%, as applicable, in the case of the Ordinary Warrants, or 9.99% in the case of the Pre-Funded Warrants, of our then-outstanding shares following such exercise, excluding for purposes of such determination shares to be issued upon exercise of such warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholder may sell all, some or none of its shares in this offering.
The second column lists the number of shares beneficially owned and the percentage ownership represented by the shares beneficially owned by the selling shareholder, based on its ownership of shares, as of August 8, 2022.
The third column lists the total number of shares being offered by this prospectus by the selling shareholder.
The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus and lists the percentage ownership represented by the shares beneficially owned by the selling shareholder assuming the sale of all the shares offered by the selling shareholder pursuant to this prospectus, without regards to any limitations on exercise. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”
	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering(2)
Name of Selling shareholder	Number	Percentage		Number	Percentage
Armistice Capital Master Fund Ltd.(3)	34,730,772	41.37%	25,500,000	—	—

(1)
The shares beneficially owned prior to the Offering are comprised of 10,500,000 shares issuable upon the exercise of the Pre-Funded Warrants, 15,000,000 shares issuable upon the exercise of the Ordinary Warrants and 9,230,772 shares issuable upon the exercise of the December 2021 Ordinary Warrants. This figure assumes the exercise of all Pre-Funded Warrants, Ordinary Warrants and December 2021

Ordinary Warrants by the selling shareholder. Such exercise is limited by certain beneficial ownership limitations described in footnote 3 below.
(2)
We do not know when or in what amounts the selling shareholder may offer shares for sale. The selling shareholder might not sell any or might sell all of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholder, including shares issuable upon exercise of the Pre-Funded Warrants, December 2021 Ordinary Warrants and the Ordinary Warrants.

(3)
The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Of the total number of shares identified in the column entitled ‘Maximum Number of Shares to be Sold Pursuant to this Prospectus’ above, 10,500,000 of them are issuable only upon the exercise of Pre- Funded Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Ordinary Warrants if such exercise would result in the Master Fund owning greater than 9.99% of our outstanding shares following such exercise, 9,230,772 of them are issuable only upon the exercise of December 2021 Ordinary Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the December 2021 Ordinary Warrants if such exercise would result in the Master Fund owning greater than 4.99% of our outstanding shares following such exercise and 15,000,000 of them are issuable only upon the exercise of Ordinary Warrants, which are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Ordinary Warrants if such exercise would result in the Master Fund owning greater than 4.99% of our outstanding shares following such exercise. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

DESCRIPTION OF SHARE CAPITAL
The following section describes our issued share capital as of August 8, 2022, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in Switzerland and the United States.
Capital structure
There were 2,376 shareholders registered in the share register on August 8, 2022. The distribution of shareholdings is divided as follows:
Number of shares	Number of registered shareholders on August 8, 2022
1 to 100	233
101 to 1,000	858
1,001 to 10,000	1,036
10,001 to 100,000	233
100,001 to 1,000,000	10
1,000,001 to 10,000,000	5
Above 10,000,000	1
The shareholder base on August 8, 2022 was constituted as follows:
Shareholder structure according to category of investors (weighted by number of shares)
Private persons	18.63%
Institutional shareholders	35.15%
Holders of ADSs listed on Nasdaq not registered in the share register	26.59%
Non identified	19.63%
Shareholder structure by country (weighted by number of shares)
United States	7.01%
Switzerland	45.41%
Holders of ADSs listed on Nasdaq not registered in the share register	26.59%
Others	1.36%
Non identified	19.63%
Capital
As of August 8, 2022, the share capital amounted to CHF 652,729.52 consisting of 65,272,952 issued shares with a nominal value of CHF 0.01 per share. As of August 8, 2022, we indirectly held 16,045,184 of our own shares. These shares are recorded as treasury shares, hence our outstanding capital amounted to 49,227,768 as of August 8, 2022.
Authorized share capital
According to the article 3b of the Articles as in force on August 8, 2022, the Board of Directors, or the Board, is authorized, at any time until May 9, 2024, to increase the share capital in an amount of CHF  326,634.76 through the issuance of 32,636,476 fully paid registered shares with a nominal value of CHF 0.01 each. An increase in partial amounts is permitted. The Board shall determine the issue price, the type of payment, the date of issue of new shares, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement. In this regard, the Board is entitled to issue new shares by means of a firm underwriting through a banking institution, a syndicate or another third party with a subsequent offer of these shares to the current shareholders (unless the pre-emptive rights of current shareholders are excluded). The Board is entitled to permit pre-emptive rights that have not been exercised to expire or to place these rights and/or shares as to which pre-emptive rights have been granted but not exercised, at market conditions or use them for other purposes in our interest.
The subscription and acquisition of the new shares, as well as each subsequent transfer of the shares, shall be subject to the restrictions set forth in article 5 of the Articles.
The Board is authorized to restrict or exclude the pre-emptive rights of shareholders and allocate such rights to third parties if the shares are to be used:
•
for the acquisition of enterprises, parts of an enterprise, or participations, or for new investments, or, in case of a share placement, for the financing or refinancing of such transactions;

•
for the purpose of the participation of strategic partners (including in the event of a public tender offer) or for the purpose of an expansion of the shareholder constituency in certain investor markets;

•
for the granting of an over-allotment option (Greenshoe) of up to 20% to the banks involved in connection with a placement of shares; or

•
for raising capital in a fast and flexible manner, which would not be achieved without the exclusion of the statutory pre-emptive rights of the existing shareholders.

Conditional share capital
As of August 8, 2022, we have a total conditional share capital (capital conditionnel/bedingtes Kapital) of CHF 326,364.76.
According to article 3c(A) of the Articles, our share capital may be increased by a maximum aggregate amount of CHF 187,695.78 through the issuance of a maximum of 18,769,578 registered shares, which shall be fully paid-in, with a par value of CHF 0.01 per share by the exercise of option rights or subscription rights attached to equity sharing certificates (bons de jouissance) which our employees, directors and/or consultants are granted according to respective regulations of the Board. The pre-emptive rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option rights or subscription rights granted to the holders of bons de jouissance and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in article 5 of the Articles.
According to article 3c(B) of the Articles, our share capital may be increased by a maximum aggregate amount of CHF 138,668.98 through the issuance of a maximum of 13,866,898 registered shares, which shall be fully paid-in, with a par value of CHF 0.01 per share by the exercise of option and/or conversion rights which are granted to our shareholders and/or in connection with the issue of bonds or other financial instruments by us. In the case of such grants of option and/or conversion rights, the advanced subscription right of shareholders is excluded. The holders of option and/or conversion rights are entitled to receive the new shares. The Board shall determine the terms of the option and/or conversion rights. The acquisition of registered shares through the exercise of option or conversion rights and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in article 5 of the Articles.
The Board is authorized to restrict or exclude the advanced subscription rights of shareholders:
•
if the debt or other financial instruments and/or conversion rights or warrants are issued for the purpose of financing or refinancing of the acquisition of enterprises, parts of an enterprise, or participations or new investments;

•
if such debt or other financial instruments and/or conversion rights or warrants are issued on the national or international capital markets and for the purpose of a firm underwriting by a banking institution or a consortium of banks with subsequent offering to the public; or

•
if such debt or other financial instruments and/or conversion rights or warrants are issued for raising capital in a fast and flexible manner, which would not be achieved without the exclusion of the advanced subscription rights of the existing shareholders.

If the Board excludes the advance subscription rights, the followings shall apply: the issuance of convertible bonds or warrants or other financial market instruments shall be made at the prevailing market conditions (including dilution protection provisions in accordance with market practice) and the new shares shall be issued pursuant to the relevant conversion or exercise rights in connection with bond or warrant issue conditions. Conversion rights may be exercised during a maximum 10 year period, and warrants may be exercised during a maximum 7 year period, in each case from the date of the respective issuance.
Changes in capital
Nominal share capital
December 31, 2019	CHF	32,848,635
December 31, 2020	CHF	32,848,635
December 31, 2021	CHF	49,272,952
June 30, 2022	CHF	65,272,952
August 8, 2022	CHF	652,730
Conditional share capital
December 31, 2019	CHF	16,424,317
December 31, 2020	CHF	16,424,317
December 31, 2021	CHF	24,636,476
June 30, 2022	CHF	32,636,476
August 8, 2022	CHF	326,365
Authorized share capital
December 31, 2019	CHF	16,424,317
December 31, 2020	CHF	16,424,317
December 31, 2021	CHF	24,636,476
June 30, 2022	CHF	32,636,476
August 8, 2022	CHF	326,365
Changes in capital in 2019
On May 17, 2019, we increased our capital from CHF 28,564,031 to CHF 32,848,635 through the issue of 4,284,604 new registered shares at nominal value of CHF 1 each.
On June 19, 2019, the shareholders increased the authorized capital from CHF 9,997,411 to CHF  16,424,317 expiring on June 19, 2021 and the conditional capital from CHF 14,282,015 to CHF 16,424,317.
Changes in capital in 2020
In 2020 there was no change in the share capital of the Company.
On June 9, 2020 the shareholders resolved to extend the term of the authorized capital to June 9, 2022.
Changes in capital in 2021
On January 8, 2021 we increased our capital from CHF 32,848,635 to CHF 39,748,635 through the issue of 6,900,000 new registered shares at nominal value of CHF 1 each, in connection with a global offering of shares.
On April 23, 2021, we increased our capital from CHF 39,748,635 to CHF 49,272,952 through the issue of 9,524,317 new registered shares at nominal value of CHF 1 each out of the authorized capital.

On June 16, 2021, the shareholders increased the authorized capital from CHF 9,524,317 to CHF 24,636,476 expiring on June 16, 2023 and the conditional capital from CHF 16,424,317 to CHF 24,636,476.
Changes in capital in 2022
On February 2, 2022, we increased our capital from CHF 49,272,952 to CHF 65,272,952 through the issue of 16,000,000 new registered shares at nominal value of CHF 1 each out of the authorized capital.
On May 9, 2022, the shareholders (i) increased the authorized capital from CHF 8,636,476 to CHF 32,636,476 and extended its term to May 9, 2024 and (ii) increased the conditional capital from CHF 24,636,476 to CHF 32,636,476. On the same date, the shareholders approved the reduction of the nominal value from CHF 1 to CHF 0.01 of all 65,272,952 issued shares, and of all shares issuable from the authorized capital and conditional capital. The approved reduction was registered by the Geneva’s commercial registry on July 19, 2022 with effect on July 22, 2022, after the expiration of a period of two months from the publication in the Swiss Gazette of Commerce of three calls to creditors. Our share capital was thus reduced by a total amount of CHF 64,602,222.48 from CHF 65,272,952 to CHF 652,729.52, and the authorized capital and conditional capital was reduced by a total amount of CHF 32,310,111.24 from CHF 32,636,476 to CHF 326,634.76 each. Our total number of issued shares (i.e. 65,272,952) as well as our total number of issuable shares out of the authorized capital and conditional capital were not affected by the reduction. The amount corresponding to the nominal reduction of our issued capital was allocated to the capital contribution reserve and there was no distribution to shareholders.
SIX Swiss Exchange acknowledged the share nominal value reduction on July 25, 2022 and reflected it accordingly on July 26, 2022.
For further information on changes in capital for the years ending December 31, 2021 and 2020, including changes in reserves, refer to the consolidated statements of changes in equity as well as note 13 of the audited consolidated financial statements incorporated by reference into this registration statement.
Shares and participation certificates
Addex has one class of shares, i.e. registered shares with a nominal value of CHF 0.01 per share. Each share is fully paid up and carries one vote and equal dividend rights, with no privileges. We have no participation certificates (bons de participation / Partizipationsscheine).
Equity Sharing certification
Equity sharing certificates are available for granting to our employees and/or directors and/or consultants under our equity incentive plan. Equity sharing certificates do not form part of the share capital, have no nominal value, and do not grant any right to vote nor to attend meetings of shareholders. There are 1,700 equity sharing certificates (bons de jouissance / Genussscheine). Each equity sharing certificate grants the right to subscribe for 1,000 of our shares and a right to liquidation proceeds calculated in accordance with article 34 of the Articles.
Our shares and equity sharing certificates are not certificated. Shareholders and equity sharing certificate holders are not entitled to request printing and delivery of certificates, however, any shareholder or equity sharing certificate holder may at any time request that we issue a confirmation of its holdings.
Limitations on transferability of shares and nominee registration
A transfer of uncertified shares is affected by a corresponding entry in the books of a bank or depository institution following an assignment in writing by the selling shareholder and notification of such assignment to Addex by the bank or the depository institution. If following a transfer of shares a shareholder wishes to vote at or participate in a shareholders’ meeting, such shareholder must file a share registration form in order to be registered in Addex’ share register with voting rights. Failing such registration, a shareholder may not vote at or participate in a shareholders’ meeting. The shares in the form of American Depositary Shares or ADSs are held by Citibank acting as depositary and voted at the shareholders’ meeting according to the instructions received from the ADS holders.

A purchaser of shares will be recorded in Addex’ share register as a shareholder with voting rights if the purchaser discloses its name, citizenship or registered office and address and gives a declaration that it has acquired the shares in its own name and for its own account.
Article 5 of the Articles provides that a person or entity that does not explicitly state in its registration request that it will hold the shares for its own account (Nominee) may be entered as a shareholder in the share register with voting rights for shares up to a maximum of 5% of the share capital as set forth in the commercial register. Shares held by a Nominee that exceed this limit are only registered in the share register with voting rights if such Nominee discloses the name, address and shareholding of any person or legal entity for whose account it is holding 1% or more of the share capital as set forth in the commercial register. The limit of 1% shall apply correspondingly to Nominees who are related to one another through capital ownership or voting rights or have a common management or are otherwise interrelated. A share being indivisible, hence only one representative of each share will be recognized. Furthermore, shares may only be pledged in favor of the bank that administers the bank entries of such shares for the account of the pledging shareholders. If the registration of shareholdings with voting rights was effected based on false information, the Board may cancel such registration with retroactive effect. There are no further rules in the Articles for granting exceptions and no exceptions were granted in 2021. The Articles do not contain any provisions on the procedure and conditions for cancelling privileges and limitations on transferability.
Convertible bonds and options
As of August 8, 2022, we had no convertible or exchangeable bonds or loans outstanding. As of August 8, 2022, we had a total of 53,278,845 options, including 30,097,670 warrants, 10,500,000 pre-funded warrants, 12,482,425 shares reserved for the ESOP and 198,750 shares reserved for ESCs. The outstanding shares reserved for the ESOP and ESCs, are granted to non-executive Directors, Executive Management, employees or consultants of the Group. They vest over a four-year period and have a 1:1 subscription ratio, a ten-year expiration term and an exercise price between CHF 0.19 to CHF 3. For information on equity incentive plans for non-executive Directors, executive management and employees, refer to note 14 of the audited consolidated financial statements incorporated by reference into this registration statement.
5,866,898 warrants outstanding have been granted to investors in connection with the capital increase of March 28, 2018. Each warrant entitles the investor to subscribe (which may be exercised without any specific conditions) to one registered share at a price of CHF 3.43 during a seven-year period.
9,230,772 Ordinary Warrants in the form of 1,538,462 ADS listed on Nasdaq Stock Market have been granted to the selling shareholder investor with an exercise price of USD 6.50 per ADS (CHF 1 per share) in connection with the offering executed on December 16, 2021. Each ADS represents 6 shares listed on the SIX Swiss Exchange. Warrants will expire six years after their issuance, on December 21, 2027. Their subscription ratio is 1:1.
10,500,000 Pre-Funded Warrants in the form of 1,750,000 ADS listed on Nasdaq Stock Market have been granted to the selling shareholder investor with a total exercise price of USD 1.70 per ADS (CHF 0.27 per share), of which USD 1.69 has been paid before their issuance in connection with the offering executed on July 22, 2022. The remaining exercise price is USD 0.01 per ADS. Each ADS represents 6 shares listed on the SIX Swiss Exchange. Pre-funded warrants will expire when exercised in full. Their subscription ratio is 1:1.
15,000,000 Ordinary Warrants in the form of 2,500,000 ADS listed on Nasdaq Stock Market have been granted to the selling shareholder investor with an exercise price of USD 1.90 per ADS (CHF 0.30 per share) in connection with the offering executed on July 22, 2022. Each ADS represents 6 shares listed on the SIX Swiss Exchange. Warrants will expire five years after their issuance, on July 26, 2027. Their subscription ratio is 1:1.
Stock Exchange Listing
Our ADSs have been listed on Nasdaq, under the symbol “ADXN” since January 29, 2020 and our shares have been listed on SIX under the ticker symbol “ADXN” since May 21, 2007.

Registrar of Shares, Depositary for ADSs
Our share register is maintained by ShareCommService AG. The share register reflects only record owners of our shares. Holders of ADSs representing our shares will not be treated as our shareholders and their names will therefore not be entered in our share register. Citibank, N.A. acts as the depositary for the ADSs representing our shares and the custodian for shares represented by ADSs is Citibank Zurich.
Holders of ADSs representing our shares have a right to receive the shares underlying such ADSs. For discussion on ADSs representing our shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus.
Notification and Disclosure of Substantial Share Interests
Under the applicable provisions of the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 2015, or the Financial Market Infrastructure Act (“FMIA”), persons who directly, indirectly or in concert with other parties acquire or dispose of our shares, purchase rights or obligations relating to our shares (the “Purchase Positions”) or sale rights or obligations relating to our shares (the “Sale Positions”), and thereby, directly, indirectly or in concert with other parties reach, exceed or fall below a threshold of 3%, 5%, 10%, 15%, 20%, 25%, 33∕%, 50% or 66∕% of our voting rights (whether exercisable or not) must notify us and the Disclosure Office of the SIX of such acquisition or disposal in writing within four trading days. Within two trading days of the receipt of such notification, we must publish such information via the SIX’s electronic publishing platform. For purposes of calculating whether a threshold has been reached or crossed, shares and Purchase Positions, on the one hand, and Sale Positions, on the other hand, may not be netted. Rather, the shares and Purchase Positions and the Sale Positions must be accounted for separately and may each trigger disclosure obligations if the respective positions reach, exceed or fall below one of the thresholds. In addition, actual share ownership must be reported separately if it reaches, exceeds or falls below one of the thresholds.
Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than 5% of all voting rights.
Selective “opting-out”
The shareholders have resolved to include in our Articles of Association an opting-out provision exempting Growth Equity Opportunities Fund IV, LLC, c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093, and New Leaf Biopharma Opportunities I, L.P., 7 Times Square, Suite 3502, New York, NY 10036, United Stated, in each case including their direct or indirect partners or shareholders as well as any other entity or person (whether incorporated or not) that alone or together with others controls or otherwise holds any interest in them, from the duty to make a mandatory tender offer pursuant to Art. 135 of the Swiss Financial Markets Infrastructure Act (FMIA) based on Art. 125 para. 3 FMIA. The opting-out clause is limited in time and will expire on March 21, 2023, with effect for any crossing of the threshold pursuant to Art. 135 FMIA which occurs thereafter. As a result, until expiration of the opting-out clause, when exceeding the threshold of 33% of the voting rights (whether exercisable or not) of us, the investors mentioned in the opting-out clause are, when acting alone or in concert pursuant to Art. 135 FMIA, exempted from the duty pursuant to Art. 135 FMIA to make a mandatory tender offer to the other shareholders. Different from other companies listed in Switzerland which have no opting-out clause, upon reaching the threshold of 33% of our voting rights (whether exercisable or not) by the investors mentioned in the opting-out clause, the shareholders will neither benefit from the option to sell their shares in a mandatory tender offer nor from minority shareholder protection rules related to such mandatory tender offers.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A., or Citibank, acts as the depositary for the ADSs representing our shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank N.A. London Branch, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.
We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-235561 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, six shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS- to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the recordholders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement, the ADRs and ADSs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account versus as a registered holder, or as a holder of certificated versus uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book- entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable shares with the beneficial ownership rights and interests in such shares being at all times vested with the beneficial owners of the ADSs representing the shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Switzerland. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the shares deposited or modify the ADS- to-shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
•
we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
we fail to deliver satisfactory documents to the depositary; or

•
it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, shares or rights to subscribe for additional shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•
we do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•
we do not deliver satisfactory documents to the depositary; or

•
the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Shares
The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Shares
The depositary will deliver ADSs if you or your broker deposits shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian and provide such documentation as may be required pursuant to the deposit agreement. Your ability to deposit shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•
the shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•
all preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised;

•
you are duly authorized to deposit the shares;

•
the shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•
the shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•
ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures, and of such other matters contemplated in the deposit agreement, as the depositary deems appropriate;

•
comply with applicable laws and regulations, including regulations imposed by us and the depositary consistent with the deposit agreement, the ADSs, the ADR and applicable law;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying shares at the custodian’s offices. Your ability to withdraw the shares held in respect of the ADSs may be limited by U.S. and Swiss considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
•
temporary delays that may arise because (i) the transfer books for the shares or ADSs are closed, or (ii) shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•
obligations to pay fees, taxes and similar charges; or

•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the shares represented by your ADSs. The voting rights of holders of shares are described in “Description of Share Capital and Articles of Association” in this prospectus.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor, as far as practicable, subject to the laws of Switzerland and of our Articles of Association or similar documents, to vote, or have its agents vote, the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). If the depositary timely receives voting instructions which fail to specify the manner in which the depositary is to vote the securities represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders or otherwise contemplated in the deposit agreement) to have instructed the depositary to take all steps necessary to enable the independent proxy holder, as elected by the shareholders of the Company, to vote in accordance with the written proposals or recommendations of the board of directors. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fee

•
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of shares, upon a change in the ADS(s)-to- shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of shares

Up to U.S. 5¢ per ADS issued

Service	Fee
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (i) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of shares on the share register and applicable to transfers of shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•
certain cable, telex and facsimile transmission and delivery expenses;

•
the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•
the reasonable and customary out-of-pocket fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, ADSs and ADRs; and

•
the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the shares represented by their ADSs and to direct the depositary of such shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•
The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future law or regulation, including regulations of any stock exchange or by reason of present or future provisions of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our or the depositary’s control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by any holder or beneficiary owner to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take any of the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law / Waiver of Jury Trial
The deposit agreement and the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of shares (including shares represented by ADSs) are governed by the laws of Switzerland. As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN

ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

PLAN OF DISTRIBUTION
The selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all securities covered hereby on the principal trading market on which the ADSs are currently listed or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits selling shareholders;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus is a part;

•
in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities in offshore transactions or in open market transactions under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of those provisions.
Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the selling shareholder of securities, from the selling shareholder) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority and Supplementary Material .01 and Supplementary Material .02 thereto.
In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholder may not use securities registered hereby to cover short sales of our shares or ADSs made prior to the date the registration statement of which this prospectus forms a part was originally declared effective by the SEC.
The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the securities registered hereby owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities registered hereby from time to time pursuant to this prospectus or any amendment to this prospectus, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholder also may transfer and donate the securities registered hereby in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep the registration statement of which this prospectus forms a part effective at all times until the selling shareholder no longer owns any Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs or shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADS by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each selling shareholder at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Upon our being notified in writing by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities registered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

EXPENSES
The following are the estimated expenses of this offering payable by us with respect to the ADSs and the ADSs issuable upon exercise of the Warrants. With the exception of the SEC registration fee, all amounts are estimates and may change:
SEC registration fee	$3,238.48
Printing	$20,000.00
Legal fees and expenses	$100,000.00
Accounting fees and expenses	$—
Miscellaneous fees	$10,000.00
Total	$133,238.48
LEGAL MATTERS
Unless otherwise indicated in any prospectus, Cooley LLP, New York, New York, will be representing us in connection with any offering and will pass upon certain matters of U.S. federal and New York law. Unless otherwise indicated in any prospectus supplement, Homburger AG will pass upon the validity of the securities to be offered and other legal matters relating to Swiss law. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements as of December 31, 2021, and for each of the two years ended December 31, 2021 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO AG, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements for the year ended December 31, 2019 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers SA is a member of EXPERTsuisse - Swiss Expert Association for Audit, Tax and Fiduciary.
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS
We are organized under the laws of Switzerland and our registered office and domicile is located in Plan-les-Ouates, Geneva, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law of 1987, as amended, or PILA. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.
Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
•
the non-Swiss court had jurisdiction pursuant to the PILA;

•
the judgment of such non-Swiss court has become final and non-appealable;

•
the judgment does not contravene Swiss public policy;

•
the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•
no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.
The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
This prospectus is part of a registration statement on Form F-1 that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
We also maintain a website at www.addextherapeutics.com/en/ through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus.
We incorporate by reference into this prospectus the following documents that we have filed with the SEC:
We incorporate by reference into this prospectus the following documents that we have filed with the SEC:
•
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 10, 2022;

•
Our report on Form 6-K, dated February 3, 2022, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated March 31, 2022, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated April 6, 2022, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated April 13, 2022, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 5, 2022, regarding our interim results for the three-month period ended March 31, 2022, including exhibits 99.1 and 99.2 thereto;

•
Our report on Form 6-K, dated May 10, 2022, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated May 27, 2022, and exhibit 99.1 thereto;

•
Our report on Form 6-K, dated June 17, 2022, and exhibit 99.1 thereto;

•
Our Report on Form 6-K, dated July 21, 2022, and exhibit 99.1 thereto;

•
Our additional Report on Form 6-K, dated July 21, 2022, and exhibit 99.1 thereto;

•
Our Report on Form 6-K, dated July 22, 2022, and exhibit 99.1 thereto;

•
The disclosure in our Report on Form 6-K, dated July 26, 2022, under the heading “Registered Direct Offering and Concurrent Private offering” and exhibits 4.1, 4.2, 5.1, 10.1, 10.2, and 99.1 thereto;

•
Our Report on Form 6-K, dated August 15, 2022, and exhibit 99.1 thereto;

•
Our Report on Form 6-K, dated August 18, 2022, regarding our interim results for the six-month period ended June 30, 2022, including exhibits 99.1 and 99.2 thereto; and

•
The description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 14, 2020, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to Addex Therapeutics Ltd, Attn: Head of Finance, Chemin des Mines 9, CH-1202 Geneva, Switzerland, or by telephone at +41 22 884 1555.
You also may access these filings on our website at through which you can access our SEC filings. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Up to 4,250,000 American Depositary Shares
Representing 25,500,000 Shares
PROSPECTUS